2909 Hillcroft, Suite 420

Houston, TX  77057

713.467-2222

NEWS RELEASE

Press Contacts:

Rhonda Little
Sales and Marketing Coordinator
Phone: 800-880-2212
Email: rlittle@hartmaninvestment.com

HARTMAN SHORT TERM INCOME PROPERTIES XX INC. ACQUIRES
ENERGY PLAZA I & II IN SAN ANTONIO, TEXAS

HOUSTON– Hartman Short Term Income Properties XX, Inc. (Hartman XX), a Houston based real estate investment trust, announced today that Hartman Energy LLC, an affiliate of Hartman XX,  has acquired Energy Plaza I & II office buildings.

Energy Plaza I & II, two (2) office buildings totaling 180,119 square feet were constructed in the early 1980s.

The property’s two-story atrium-style lobbies were remodeled in 2013 with granite and marble flooring, cherry wood veneer panels, and recessed lighting.

At the time of acquisition, the buildings are 95% occupied and anchored by a long-term lease with the San Antonio Petroleum Club. With the high occupancy and long-term tenants, Energy Plaza I & II suggests a stable cash flow base as well as value enhancement potential.

“Energy Plaza I & II is accretive to Hartman XX and provides the fund with the opportunity to enhance investor returns through more efficient operations, increasing contract rents and increasing market rents.  The property significantly expands our presence in San Antonio into a desirable area with strong growth characteristics,” said Al Hartman, CEO of Hartman XX.

Mr. Hartman continues, “We consistently strive to create value for our investors and the growth of the Hartman XX portfolio is our top priority. The acquisition of Energy Plaza I & II is one step forward in our plan to accomplish this.”

Hartman XX has now invested a total of over $100,000,000 in Dallas/Ft. Worth, Houston, and San Antonio, the three fastest-growing metropolitan areas in Texas.

Todd Mills and Carrie Caesar of CBRE represented the seller, BRI 1841 ENERGY PLAZA, LLC, a subsidiary of Accesso Partners LLC, in the transaction and Dave Wheeler, Julian Kwok, CCIM and Russell Turman represented the buyer, Hartman Energy, LLC.

About Hartman Short Term Income Properties XX, Inc.

Hartman Short Term Income Properties XX, Inc. is a Texas-centric REIT which owns seven properties in Dallas/Ft. Worth, Houston, and San Antonio.

For additional information about Hartman XX visit www.HartmanREITs.com or call 800-880-2212.

This release contains certain forward-looking statements. Words such as “anticipates”, “expects”, “intends”, “plans”, “believes”, “seeks”, “estimates”, “may” and “should” and their variations identify forward-looking statements. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of Hartman Short Term Income Properties XX, Inc.’s annual report on Form 10-K and other reports filed with the Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date on which such statements were made, and the company undertakes no obligation to update any such statements that may become untrue because of subsequent events. Such forward-looking statements are subject to the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

THIS PRESS RELEASE SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SECURITIES.

Securities offered through D. H. Hill Securities, LLLP, Member FINRA/SIPC, 7821 FM 1960, Humble, TX 77346. (832) 644-1852.